Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Commercial Net Lease Realty, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-122145) on Amendment No. 2 to Form S-4 of Commercial Net Lease Realty, Inc. of our reports dated March 9, 2005 with respect to the consolidated balance sheets of Commercial Net Lease Realty, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, and to the reference to our firm under the heading “Experts” in the proxy statement — prospectus.

/S/ KPMG LLP

Orlando, Florida
April 5, 2005